                             Consent of Independent Registered Public Accounting Firm

We consent to the  incorporation by reference in the Registration  Statement (No.  333-124050) on Form S-8 of First
M & F Corporation  of our report dated July 11, 2006,  with respect to the  statements of net assets  available for benefits of  Merchants  and Farmers  Bank Profit and  Savings  Plan as of December  31, 2005 and 2004,  the related statement of changes in net assets  available for benefits for the year ended  December 31, 2005,  and the related supplemental  schedule,  Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2005, which report  appears in the  December  31,  2005 annual  report on Form 11-K of  Merchants  and Farmers  Bank Profit and
Savings Plan.

/s/  SHEARER, TAYLOR & CO., P.A.

Ridgeland, Mississippi
July 13, 2006